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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                                HABERSHAM BANCORP
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    404459109
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 404459109

===============================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas A. Arrendale, III              ###-##-####
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
           N/A                                                         (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY


-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
-------------------------------------------------------------------------------
      NUMBER OF SHARES         5 SOLE VOTING POWER
       BENEFICIALLY
       OWNED BY EACH             326,711*
         REPORTING
        PERSON WITH
                             --------------------------------------------------
                               6 SHARED VOTING POWER

                                 485,000*
                             --------------------------------------------------
                               7 SOLE DISPOSITIVE POWER

                                 326,711*
                             --------------------------------------------------
                               8 SHARED DISPOSITIVE POWER

                                 485,000*
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      811,711*
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

      N/A
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      30.0%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IN
===============================================================================


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ITEM 1(A).        NAME OF ISSUER:

         Habersham Bancorp

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         P.O. Box 1980
         Highway 441 North
         Cornelia, Georgia  30531

ITEM 2(A).        NAME OF PERSON FILING:

         Thomas A. Arrendale, III

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         P.O. Box 558
         Baldwin, Georgia  30511

ITEM 2(C).        CITIZENSHIP:

         United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

         Common Stock, $1.00 par value

ITEM 2(E).        CUSIP NUMBER:

         404459109

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
           CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP:

         (a)      Amount beneficially owned:  811,711*

         (b)      Percent of class:  30.0%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or direct the vote: 326,711*

                  (ii)     shared power to vote or direct the vote: 485,000*

                  (iii) sole power to dispose or to direct the disposition of: 326,711*

                  (iv)     shared power to dispose or direct the disposition of:
                           485,000*

         ---------------

         * Mr. Arrendale III has sole voting and dispositive power with respect to 326,711* shares of Common Stock, which includes 2,500 shares subject to exercisable options. He shares voting and dispositive power with Cyndae A. Bussey as a general partner of the following partnerships, which hold the indicated number of shares: (i) Arrendale Undiversified Family Limited Partnership: 400,000 shares; (ii) Thomas A. Arrendale, Jr. Family Limited Partnership: 85,000 shares.


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
           SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

         Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.



         Date:  February 12, 2000



         Signature:  /s/ Thomas A. Arrendale, III
                   ------------------------------

         Name:  Thomas A. Arrendale, III


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